STOCK PURCHASE AGREEMENT



                                  BY AND AMONG


                                SIX FLAGS, INC.,

                           EPI REALTY HOLDINGS, INC.,

                              ENCHANTED PARKS INC.

                                       AND

                                  JEFFREY STOCK







                                DECEMBER 6, 2000

                            STOCK PURCHASE AGREEMENT



      STOCK PURCHASE AGREEMENT ("Agreement"), dated as of December 6, 2000, by and among Six Flags, Inc., a Delaware corporation ("Buyer"), EPI Realty Holdings, Inc., a Washington corporation ("Shareholder"), Enchanted Parks, Inc, a Washington corporation (the "Company"), and Jeffrey Stock ("Stock" and, together with the Shareholder, the "Sellers").

      ----------

      The Shareholder owns (beneficially and of record) all of the outstanding shares of capital stock of the Company (the "Shares"), and Stock owns (beneficially and of record) all of the outstanding shares of capital stock of the Shareholder (the "Shareholder Shares" and, together with the Shares, the "Securities"), in each case, as indicated on Schedule 2.1.

      The Shareholder desires to sell, and Buyer desires to purchase, all of the Shares on the terms and conditions set forth herein.

      ----------

      NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE; CLOSING

      SECTION 1.1. Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, at the Closing, the Shareholder shall (and Stock shall cause the Shareholder to) sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from the Shareholder, all of the Shares, free and clear of all Liens.

      SECTION 1.2. Purchase Price. (a) Subject to any adjustment provided for herein, the aggregate purchase price for the Shares (as so adjusted, the "Purchase Price") shall equal (i) Nineteen Million, Two Hundred Fifty Five Thousand Dollars ($19,255,000) (the "Closing Payment") and (ii) if the Net Working Capital Amount is a positive number, plus the amount thereof or if the Net Working Capital Amount is a negative number, minus the amount thereof.

            (b)   The Purchase Price is payable as follows:

                  (i) at the Closing, Buyer will pay an amount in immediately available funds (the "Debt Payment") necessary to satisfy and discharge in full the outstanding Debt of the Company that is not released by each obligee thereof on or prior to the Closing and as listed on Schedule 1.2(a) (the "Retired Debt") which Debt Payment will not exceed Two Million Dollars ($2,000,000);

                  (ii) at the Closing, Buyer shall deliver to the Sellers that number of shares of Six Flags Common Stock (the "Closing Shares") with a value (based on the Average Closing Price as of the Closing Date) equal to the sum of
(i) the Closing Payment less the Debt Payment plus (ii) an amount equal to .06 multiplied by the number of Closing Shares issuable under clause (i) above (rounded to the nearest whole share of Six Flags Common Stock). At the Closing, Buyer and Sellers shall execute and deliver a registration rights agreement in the form annexed as Exhibit 1.2A (the "Registration Rights Agreement") pursuant to which Buyer will file a registration statement (the "Registration Statement") with respect to the resale of the Closing Shares with the Securities and Exchange Commission ("SEC") within five business days following the Closing. On the one hundred eightieth day following the effective date of the Registration Statement (excluding for purposes of calculating such period any day during such period on which the effectiveness of the Registration Statement has been suspended or the Sellers are not otherwise permitted to sell the Closing Shares pursuant to Section 3.4 of the Registration Rights Agreement), Buyer will deliver to Sellers an amount, if any, at Buyer's election as described below, in cash or additional shares of Six Flags Common Stock, valued at the Average Closing Price as of the date of delivery, (the "Additional Shares" and together with the Closing Shares, the "Transaction Shares") equal to (x) the product obtained by multiplying the number of Closing Shares sold by or on behalf of Sellers during such 180-day period by the Average Closing Price as of the Closing Date less (y) the total proceeds received by Sellers from all such sales of the Closing Shares (which total proceeds received will not be reduced by selling or brokerage commissions paid by Sellers in effecting such sales). The number of Additional Shares shall equal the sum of the number of shares calculated as provided in the preceding sentence plus a number of shares equal to .06 multiplied by such number of shares, provided that the number of Additional Shares shall not exceed the number of shares of Six Flags Common Stock with an aggregate value, based on the Average Closing Price as of the date of delivery, of $1,000,000. The balance, if any, of Buyer's obligation to Sellers with respect to the sale of Closing Shares described above shall be paid in immediately available funds. In the event Buyer shall deliver Additional Shares pursuant to the third preceding sentence, the Registration Rights Agreement will provide that, within two business days following the delivery of the Additional Shares, Buyer will file a registration statement with the SEC with respect to the resale of such Additional Shares. On the thirtieth day following the effectiveness of such second registration statement (excluding for purposes of calculating such period any day during such period on which the effectiveness of such second registration statement has been suspended or the Sellers are not otherwise permitted to sell the Additional Shares pursuant to
Section 3.4 of the Registration Rights Agreement) Buyer will deliver to Sellers an amount, if any, in cash equal to (x) the product obtained by multiplying the number of Additional Shares sold by or on behalf of Sellers during such 30-day period multiplied by the Average Closing Price as of the date of delivery of the Additional Shares less (y) the total proceeds received by Sellers from all sales of Additional Shares (which total proceeds received will not be reduced by selling or brokerage commissions as provided above with respect to the Closing Shares). During the period in which the foregoing price guarantee is in effect, the Sellers (i) will give prior notice to Buyer (by phone or other reasonable means to the Chief Financial Officer or General Counsel of Buyer) of their intent to sell more than 75,000 Transaction Shares during any Trading Day, and will not, without the prior consent of Buyer, sell more than 125,000 Transaction Shares during any Trading Day, (ii) will provide Buyer reasonable evidence of their sales of Transaction Shares and their proceeds therefrom and (iii) without the prior written consent of Buyer, will not sell any

Transaction Share during the applicable periods set forth above at a price less than the then applicable bid price per share of Six Flags Common Stock on the New York Stock Exchange ("NYSE"). Sellers acknowledge that all Transaction Shares will be issued to Sellers pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and Sellers may not transfer the Transaction Shares except in compliance with the Securities Act and the applicable rules and regulations promulgated by the SEC thereunder. The certificates evidencing the Transaction Shares issued to the Sellers will bear a legend to such effect.

            (c) (i) if the Closing shall occur prior to December 31, 2000, on the twentieth business day after such date, the Buyer will deliver to the Shareholder an amount in immediately available funds equal to the Net Working Capital Amount (if a positive number) or Shareholder will deliver to Buyer an amount in immediately available funds equal to the Net Working Capital Amount (if a negative number). In any event the party operating the Park on December 31, 2000 shall deliver to the other party within fifteen business days following such date an itemized statement (the "Net Working Capital Statement"), setting forth such operating party's good faith calculation of the Net Working Capital as of December 31, 2000 (the "Net Working Capital Amount"). Net Working Capital shall be calculated including the provisions of Section 4.14.

                  (ii) Either party by written notice to the other party within
(30) business days after December 31, 2000 may propose an adjustment or adjustments (each, a "Proposed Adjustment") to the Net Working Capital Amount used under Section 1.2(c)(i) above. In such event, the parties will negotiate in good faith to resolve each such Proposed Adjustment. If any such Proposed Adjustment cannot be so resolved within 60 days following December 31, 2000, either the Shareholder or Buyer by written notice to the other party delivered prior to the end of such 60-day period may elect to refer any such disputed Proposed Adjustment to the Seattle office of Deloitte & Touche (the "Nominated Accounting Firm"). The Shareholder and Buyer shall deliver to each other and the Nominated Accounting Firm in writing such party's disputed Proposed Adjustments within ten (10) days after the engagement of the Nominated Accounting Firm, which shall report in writing its determination to the Shareholder and Buyer within 30 days after such engagement. The amount of the adjustment to the Purchase Price determined by the Nominated Accounting Firm shall in no event be less than the lower of the disputed Proposed Adjustments, nor greater than the higher of the disputed Proposed Adjustments. The conclusions of the Nominated Accounting Firm shall be final and binding on the parties. The appropriate party shall pay to the other party in cash the amount of any further adjustment pursuant to this Section 1.2(c)(ii) within 10 days following the parties' agreement as to such adjustment or following receipt of the Nominated Accounting Firm's notice of its conclusions, as the case may be. The fees of the Nominated Accounting Firm shall be split equally between the parties. Until the adjustment to the Net Working Capital Amount made pursuant to this Section 1.2(c)(ii) shall have been finally determined, the Shareholder and Buyer shall afford the Nominated Accounting Firm reasonable access during business hours to all relevant books and records for the purpose of calculating or confirming the correct Net Working Capital Amount.

                  (iii) Any adjustment to the Net Working Capital Amount made pursuant to Section 1.2(c)(ii) shall be paid to the party or parties entitled to the same with interest for the period commencing on the twentieth business day after December 31, 2000 and ending on the date of payment. Interest shall be calculated at the "prime" interest rate as announced by Citibank, N.A., New York City, from time to time during such period.

      SECTION 1.3. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Lane Powell Spears Lubersky LLP, on the later of (a) December 6, 2000 or (b) on a date selected by Buyer and the Shareholder not more than five (5) business days following the satisfaction or waiver of the conditions specified in Article V (other than conditions requiring the delivery of Purchase Price, certificates representing the Shares or closing certificates and other instruments and documents referred to in Section 5.2(f) or 5.3(k)), (the "Closing Date").

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND THE SELLERS

      Each Seller and the Company, jointly and severally, represent and warrant to Buyer that:

      SECTION 2.1. Status of the Securities. (a) The authorized and outstanding shares of each class of capital stock of the Company are as set forth on
Schedule 2.1. Other than the Shares, at the Closing, the Company will not have outstanding any rights, warrants or options to acquire securities of the Company or any convertible or exchangeable securities of the Company and, other than pursuant to this Agreement, no person will have any right to acquire any securities of the Company. All of the Shares have been duly authorized and duly and validly issued and are fully paid and non-assessable, and none were issued in violation of any preemptive rights, rights of first refusal or other contractual or legal restrictions of any kind.

            (b) The outstanding shares of each class of capital stock of the Shareholder are as set forth on Schedule 2.1 and are owned (beneficially and of record) by Stock.

      SECTION 2.2. Title to the Shares. The Shareholder owns and holds (beneficially and of record) good and marketable title to all of the Shares free and clear of any Lien of any kind. Upon consummation of the Contemplated Transactions (as hereinafter defined) in accordance herewith, Buyer will own all of the issued and outstanding shares of capital stock of the Company, free and clear of any Lien.

      SECTION 2.3. Authority Relative to this Agreement. The Company and each Seller has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which the

Company and each Seller is a party have been duly and validly authorized by the Company or such Seller and no other proceedings on the part of the Company or such Seller (or any other person) are necessary to authorize the execution and delivery by the Company or such Seller of this Agreement or to authorize the consummation of the Contemplated Transactions to which the Company or such Seller is a party. This Agreement has been, and at the Closing, the other Transaction Documents to which the Company and each Seller is a party will have been, duly and validly executed and delivered by the Company or such Seller, and (assuming the valid execution and delivery thereof by Buyer) constitutes, or will at the Closing constitute, the legal, valid and binding agreements of the Company or such Seller enforceable against the Company or such Seller in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 2.4. No Conflicts; Consents. The execution, delivery and performance by the Company and each Seller of this Agreement and each other Transaction Document to which any thereof is a party, the consummation of the Contemplated Transactions to which the Company and each Seller is a party or the contemplated change of control of the stock ownership of the Company, will not
(i) violate any provision of the certificate of incorporation or by-laws (or comparable instruments) of the Company or the Shareholder (ii) require either Seller or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for filings required under the HSR Act and except as set forth on Schedule 2.4 (the "Sellers Required Consents"); (iii) if the Sellers Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract of a type required to be listed on Schedule 2.13 to which any Seller or the Company is a party or by which any of them or any of their assets may be bound or subject, or result in the creation of any Lien upon the Shares or upon any of the Assets of the Company pursuant to the terms of any such Contract; (iv) if the Sellers Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon or affecting, any Seller, the Company, the Shares, the Assets or the Business; or (v) if the Sellers Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

      SECTION 2.5. Corporate Existence and Power. Each of the Shareholder and the Company is a corporation, duly organized, validly existing under the laws of its jurisdiction of organization, and the Company has all requisite powers and all material Permits required to carry on the Business as now conducted. The Company is not required to be qualified to do business in any jurisdiction, other than the State of Washington. The Company does not, directly or indirectly, own any interest or investment in any other person.

      SECTION 2.6. Charter Documents and Corporate Records. The Company and the Sellers have heretofore made available to Buyer true and complete copies of the articles of incorporation, by-laws and minute books, or comparable instruments, of the Company as in effect on the date hereof. The stock and stock transfer books (or comparable instruments) of the Company have been made available to Buyer for its inspection and are true and complete.

      SECTION 2.7. Financial Information. (a) The Company and the Sellers have previously furnished to Buyer true and complete copies of (i) the reviewed financial statements of the Shareholder at and for the twelve-month period ended October 31, 1997, the two month period ended December 31, 1997 and the twelve-month periods ended December 31, 1998 and 1999 (collectively, the "Annual Statements"), (ii) the unreviewed financial statements of the Shareholder at and for each calendar month of 1999 and unreviewed consolidated financial statements of the Shareholder and the Company at and for each calendar month of 2000 through October 31, 2000 collectively, the "Interim Statements"), and (iii) all management letters, management representation letters and attorney audit response letters issued in connection with the Annual Statements. Other than rent under the Lease and interest expense related to certain Debt, all items of revenue and expenses included in the Interim Statements relate to the Company. Other than the Land and approximately $21,000 of reorganization costs, all assets and liabilities (other than certain Debt and the Skycoaster Lease) shown on Interim Statements relate to the Company. Except as provided in Schedule 2.7 the Annual Statements have been prepared in accordance with GAAP consistently applied as set forth in the notes thereto and were reviewed by Martinson, Cobean & Associates, P.S. (without "going concern" or other material qualification in the report thereof). To the knowledge of the Sellers and the Company, except as provided in Schedule 2.7 each delivered financial statement presents fairly the financial position of the Company as of its date, and its earnings, changes in stockholder's equity and cash flows for the period then ended. Each delivered balance sheet fully sets forth all Assets and Liabilities of the Company existing as of its date which, under GAAP, should be set forth therein, and each delivered statement of earnings sets forth the items of income and expense of the Company which should appear therein under GAAP.

            (b) Schedule 2.7 accurately sets forth the attendance (by month) at the Park during 1998, 1999 and 2000 (through October 31, 2000).

            (c) All financial, business and accounting books, ledgers, accounts and official and other records relating to the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

      SECTION 2.8. Liabilities. Except as and to the extent reflected in the balance sheet at December 31, 1999 (the "Latest Balance Sheet Date") referred to in Section 2.7, the Company did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations that are, individually or in the aggregate, material to the Business (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business which are either disclosed on Schedule 2.13 or are of a type not required by the provisions of Section 2.13 to be disclosed on Schedule 2.13); and except as described in Schedule 2.8 hereto, the Company has not incurred any Liabilities or obligations since the Latest Balance Sheet Date except (i) Liabilities reflected on any balance sheet included in the Interim Statements, (ii) Liabilities or obligations of continued performance under Contracts and other commitments entered into in the ordinary course of the Business, in accordance with past practice, which are either disclosed on
Schedule 2.13 or are of a type not required by the provisions of Section 2.13 to be disclosed on Schedule 2.13, and (iii) current Liabilities incurred since the date of the most recent Interim Statement in the ordinary course of the Business and consistent with past practice, which are not, individually or in the aggregate, material to the Business. As of the Closing Date and after giving effect to the Closing, there will exist no Debt of the Company, and no Debt of any other person secured by a Lien on any of the Assets or the Shares.

      SECTION 2.9. Loans; Receivables. Except for Receivables or as set forth in
Schedule 2.9, the Company has not made any loan or advance to any person. Except to the extent of the amount of the reserve for doubtful accounts reflected in the balance sheet contained in the most recent Interim Statement or as set forth in Schedule 2.9, all the Receivables of the Company reflected thereon, and all Receivables that have arisen since the date of such balance sheet (except Receivables that have been collected since such date) are valid and enforceable claims (except as the same may be limited by applicable bankruptcy and other similar laws), and constitute bona fide Receivables resulting from the sale of goods and services in the ordinary course of the Business. Other than returns of unused admission tickets for credit to customer accounts, the Receivables are subject to no known defense, offsets, returns, allowances or credits of any kind.

      SECTION 2.10. Inventories. Schedule 2.10 sets forth a true and complete list of Inventory by category at October 31, 2000. The Inventory consists of items which are, to the knowledge of the Sellers and the Company, good and merchantable and of a kind and quantity consistent with levels maintained at comparable periods of prior years and of a quality usable and saleable in the ordinary course of the Business consistent with past practice.

      SECTION 2.11. Absence of Certain Changes. (a) Since the Latest Balance Sheet Date, except as explicitly set forth in this Agreement or disclosed in
Schedule 2.11 or reflected in the Interim Statements, the Company has conducted the Business in the ordinary course consistent with past practice and there has not been:

                  (i) Any material adverse change in the Condition of the Business or, to the knowledge of the Sellers or the Company, any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change except any change or event, occurrence or circumstance
(x) relating to or arising from the state of the economy generally, (y) relating to or arising from the negotiation, execution or announcement of this Agreement or the performance of any obligation hereunder or (z) affecting generally all companies operating in businesses similar to that operated by the Company;

                  (ii) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of any Assets or with respect to any capital expenditure (in each case, other than in the ordinary course of the Business in accordance with past practice);

                  (iii) Any declaration, setting aside or payment of any dividend or other distribution with respect to any Shares;

                  (iv) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets of the Company to the extent material to the Business;

                  (v) Any material change known to the Sellers or the Company in any method of accounting or accounting practice used by the Company;

                  (vi) Any material increase in the compensation payable or to become payable to any officer, director, consultant, agent or full-time employee of the Company, or any alteration in the benefits payable to any thereof;

                  (vii) Any material adverse change in the relationships of the Company with its employees, customers, suppliers and vendors;

                  (viii) Except in the ordinary course of the Business, consistent with past practice, any payment, directly or indirectly, of any Liability of the Company before the same became due in accordance with its terms;

                  (ix) Any payment, satisfaction or discharge of any material Claim or Liability relating to the Business, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of the Business, consistent with past practice, or any waiver or amendment of any warranty, Claim, cause of action, guaranty or similar right of the Company pertaining to the Business or any of the Assets; or

                  (x) Except for any changes made in the ordinary course of the Business, any material change in any of the Company's business policies relating to the Business, including pricing, purchasing, personnel, returns or budget policies, to the extent material to the Business.

            (b) Except as set forth on Schedule 2.11, the Company does not have any Liabilities that are, individually or in the aggregate, material to the Business and that are past due.

      SECTION 2.12. Properties. (a) Schedule 2.12(a) sets forth an accurate and complete list and description (by owner) of all real property leased by the Company (the "Land"). No real property is owned by the Company. The Company has a valid leasehold interest in and to the Land pursuant to the Lease, and good, marketable and insurable title to the building, fixtures and improvements thereon ("Improvements" and, together with the Land, the "Real Property"), in each case, free and clear of all Liens of any nature whatsoever, except (i) real estate Taxes (general and specific) not yet due and payable, (ii) easements, covenants, restrictions and other similar encumbrances of record listed on
Schedule 2.12(a) which do not currently in the aggregate interfere in any material respect with the use of the Real Property or impair in any material respect the conduct of the Business, and which, in the case of utility easements, are not located under any Improvement or amusement ride nor materially impair the use of any Improvement or amusement ride or (iii) on the date hereof (but not on the Closing Date), Liens with respect to the Retired Debt and the Released Debt (collectively, the "Permitted Liens"). Schedule 2.12(a) also sets forth with respect to such Real Property a list of all appraisal reports (if any), surveys and environmental reports held or controlled by the Sellers or the Company, copies of which have been provided to Buyer. Except as set forth in Schedule 2.12(a), all

Improvements are in good operating condition (subject to normal wear and tear) with no structural or other defects known to the Sellers or the Company that could interfere in any material respect with the operation of the Business, are located within applicable boundary lines and are suitable for the purposes for which they are currently used. The Business is not in violation in any material respect of any building, zoning, anti-pollution, health, occupational safety or other Law or any Order or Permit in respect of the Real Property. Except as disclosed on Schedule 2.12(a), no person, other than the Company, has any right to occupy or possess any of the Real Property. Schedule 2.12(a) also includes a description of all water, electrical and other utilities used in the conduct of the Business which are available to the Real Property and which, as of the Closing Date, will be sufficient to permit the continued conduct of the Business substantially as it has been conducted since January 1, 1999. No portion of the Real Property lies within a wetlands area or a flood plain, and the Real Property has access to publicly dedicated roads. Except as described on Schedule 2.12(a), all of the Real Property is available for immediate use in the conduct and operations of the Business. There is no pending or, to the knowledge of Sellers or the Company, threatened condemnation or eminent domain proceedings that would adversely affect the Real Property, or any part thereof. The Company and Sellers have furnished to Buyer copies of any and all notices or reports received by any of them during the prior five years from any insurance company, engineer, or any Governmental Body with respect to any material violations (or potential material violations) of any applicable Law affecting the Real Property or otherwise requiring or recommending work be performed on or at any portion of the Real Property, and all of such violations and requirements set forth in such notices and reports have been cured or fulfilled to the satisfaction of those entities or will be cured or fulfilled as of the Closing Date or at such later date as may be agreed upon by the parties hereto at Seller's sole expense. No person has any right to purchase (including right of first refusal right of first offer) any of the Assets (other than Inventory in the ordinary course of the Business). Sellers have heretofore delivered to Buyer a true and correct copy of the Concomitant Development Agreement, dated January 30, 1998, between the Company and the City of Federal Way (the "City") as amended on June 30, 2000 (as amended, the "Development Agreement"). The Development Agreement is a valid and binding agreement of the Company and, to the knowledge of Sellers' and the Company, the City, enforceable in accordance with its terms. The Company is not in default (or alleged default) under the Development Agreement, nor, to the knowledge of the Sellers or the Company, is the City in default thereunder, nor does any condition exist that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) thereunder. The annexation of the Real Property and the grant by the City to the Company of zoning and developmental rights described in the Development Agreement have been duly implemented, and the Company is not in violation of any zoning or development right or regulation provided for (or annexed to) the Development Agreement. Schedule 2.12(a) includes a description of all actions that are required to be taken by the Company under the Development Agreement as of the date hereof, the required timing thereof and an estimate of the costs of each thereof. Prior to the Closing, Buyer will receive a letter from the City, reasonably acceptable to it, confirming the accuracy of the foregoing representations relating to the Development Agreement as they relate to the City and confirming the existence of the zoning and developmental rights described therein and the Company's compliance therewith.

            (b) The Company has good title to (or valid leasehold interest in) all personal property used in the Business, free and clear of all Liens except as disclosed in Schedule 2.12(b). The machinery, equipment and other tangible personal property constituting a part of the Assets (whether owned or leased), to the knowledge of the Sellers and the Company, have been well-maintained, are, in the aggregate, in good condition and repair (subject to normal wear and tear) and are adequate in quantity and quality for the operation of the Business as presently conducted. To the knowledge of the Sellers and the Company, the Assets that are amusement rides have been operated and maintained in accordance in all material respects with the standards promulgated by the American Society of Testing Materials. Schedule 2.12(b) contains a list and description (by owner) of all equipment and other tangible personal property owned or leased by the Company as of October 31, 2000 with a book value (before depreciation) of $10,000 or more. Prior to the Closing Date, the Company shall acquire good title to all personal property used in the Business that, on the date hereof, is leased by the Company from any Seller or any Affiliate of the Company or any Seller. The Assets shall exclude those listed on Schedule 2.12(b) which will be transferred without warranty to Seller at the Closing.

            (c) Schedule 2.12(c) includes a true and correct description of all capital expenditures and other similar obligations required to be funded by the Company or from the revenues or Assets of the Business on or after the Closing pursuant to any current Contract, Law or Order.

      SECTION 2.13. Contracts. (a) Schedule 2.13 sets forth an accurate and complete list of all Contracts to which the Company is a party or by which it, the Business or any Assets are bound, subject or affected, except for any such Contract with persons who are not Sellers or Affiliates of the Company or the Sellers that relate to the purchase or sale of property or services by the Company in the ordinary course of the Business which (i) requires the Company to make or receive payments not in excess of $10,000 and (ii) has a remaining term (including renewal periods) of less than twelve (12) months on the date of this Agreement or is terminable by the Company without penalty during such period. True and correct copies of all written Contracts listed on such Schedule and true and complete summaries of the material provisions of all oral Contracts so listed have been delivered to Buyer.

            (b) All Contracts listed on Schedule 2.13 are valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Sellers and the Company, binding upon the other parties thereto in accordance with their terms. Except as set forth in Schedule 2.13, the Company is not in default (or alleged default) under any such Contract in any material respect, nor, to the knowledge of the Sellers or the Company, is any other party thereto in default thereunder in any material respect, nor does any condition exist that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) thereunder. To the knowledge of the Sellers and the Company, none of the other parties to any such Contract intends to terminate or materially alter the provisions thereof by reason of any knowledge of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, except as disclosed on Schedule 2.13, as of the date of this Agreement, the Company has not waived any material right under any such Contract, materially amended or extended any such Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Contract.

            (c) Prior to the Closing Date, all Contracts (other than the Lease) between any Seller (or any Affiliate thereof or of the Company) on the one hand, and the Company, on the other, shall have been terminated in form and substance acceptable to Buyer and all Liabilities and obligations under all such Contracts shall have been discharged in full.

      SECTION 2.14. Intangible Property. Schedule 2.14 sets forth by owner all trademarks, copyrights, service marks and trade names, including, without limitation, the name "Enchanted Village" owned or used by the Company, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from any party relating to any of the foregoing (the "Intellectual Property Rights"), and there are no other Intellectual Property Rights that are material to the Business. The Contemplated Transactions will not adversely affect the right, title and interest of the Company in and to the Intellectual Property Rights. To the Sellers' and the Company's knowledge, the Intellectual Property Rights do not infringe on or conflict with the Intellectual Property Rights of any third party.

      SECTION 2.15. Claims and Proceedings. To the knowledge of the Sellers or the Company, except as set forth on Schedule 2.15, there are no outstanding Orders as of the date of this Agreement of any Governmental Body against or involving any of the Company, the Assets or the Business. During the period from the date hereof through the Closing Date, no such Orders will be entered which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition of the Business. Except as set forth on
Schedule 2.15 or as reflected in the most recent loss runs provided to Buyer under Section 2.19, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened on the date hereof, by, against or otherwise involving the Company, the Assets or the Business. Schedule 2.15 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. At the Closing there will be no such Claims pending or, to the knowledge of the Sellers or the Company, threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 2.15, to the knowledge of the Sellers and the Company, on the date hereof, there is no fact, event or circumstance that could give rise to any uninsured Claim. As of the Closing, there will exist no such fact, event or circumstance known to the Sellers or the Company that could give rise to any Claim that, if pending or threatened on the Closing Date, could, individually or in the aggregate with all pending or threatened Claims and all such other potential Claims, reasonably be expected to have a material adverse effect on the Condition of the Business. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on
Schedule 2.15 have been timely and duly given and, except as set forth on
Schedule 2.15 or the most recent loss runs referred to above, no insurance company has asserted that any such Claim is not covered by the applicable policy relating to such Claim.

      SECTION 2.16.  Taxes.

            (a)   Except as set forth in Schedule 2.16, on the Closing Date:

                  (i) The Company has timely filed or, if not yet due, will timely file all Tax Returns that are required to be filed on or before the Closing Date, taking into account all extensions that are properly obtained, and all such Tax Returns are or will be true, correct and complete;

                  (ii) The Company has timely paid in full or, if not yet due, will timely pay in full all Taxes that are required to be paid on or before the Closing Date;

                  (iii) Buyer has received signed copies of all Tax Returns filed by the Company relating to taxable years of the Company ending on or before the Closing Date;

                  (iv) No extension of time has been requested by, or granted to, the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;

                  (v) The Company has not granted any power of attorney that remains outstanding with regard to any Tax Matter;

                  (vi) There is no pending or, to the knowledge of the Company or the Sellers, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") of Shareholder or the Company;

                  (vii) Buyer has received copies of all audit reports and correspondence between Shareholder or the Company, on the one hand, and any Tax Authority, on the other hand, and a complete summary of all oral communications between Shareholder or the Company, on the one hand, and any Tax Authority, on the other hand, relating to any Tax Audits of Shareholder or the Company for any taxable year, including without limitation any Tax Audit that is in progress or for which a still effective extension of the statute of limitations was granted;

                  (viii) Except to the extent described in Section 2.16(a)(ix), no notice has been given of a determination by a Tax Authority that Taxes are owed by Shareholder or the Company (such determination a "Tax Deficiency") and, to the knowledge of the Company and Sellers, no such Tax Deficiency is proposed or threatened;

                  (ix) All Tax Deficiencies have been paid in full or finally settled, and all amounts determined by settlement to be owed have been paid;

                  (x) There are no Liens arising from or relating to Taxes on or pending or threatened against the Company, the Assets or the Business other than statutory liens for personal property taxes that are not yet due and payable;

                  (xi) There are no presently outstanding waivers or extensions, or requests for waiver or extension, of the time within which a Tax Deficiency may be asserted or assessed against Shareholder or the Company;

                  (xii) No issue has been raised in any Tax Audit of Shareholder or the Company which, by application of similar principles to any past, present or future period, could reasonably be expected to result in a Tax Deficiency for any period;

                  (xiii) Neither Shareholder nor the Company has changed any accounting method during any of the seven most recent taxable years ending on or before the Closing Date;

                  (xiv) Neither Shareholder nor the Company has been required to take into account any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "Code") or pursuant to a closing agreement as defined in Section 7121 of the Code, and no Tax Authority has ever made or proposed any such adjustment during any of the seven most recent taxable years;

                  (xv) The Company does not own any property that is tax exempt use property with the meaning of Section 168(h)(1) of the Code or that is described in Section 168(f)(8) of the Internal Revenue Code as in effect prior to its amendment by the Tax Reform Act of 1986;

                  (xvi) The Company is not a party to any arrangement to which
Section 280G of the Code could under any circumstances apply;

                  (xvii) The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to the disposition of any asset;

                  (xviii) Neither Shareholder nor the Company has taken a position on a Tax Return with respect to which disclosure was required to be made to the Internal Revenue Service (the "IRS") in order to avoid the imposition of a penalty, whether or not any such disclosure was made;

                  (xix) Neither Shareholder nor the Company has participated, directly or indirectly, in a transaction which is described in the first sentence of Treasury Regulation ("Reg.") Section 1.6011-4T(b)(2) or in Reg.
Section 1.6011-4T(b)(3) nor has it ever held "an interest" in a "tax shelter," as those terms are defined in Reg. Section 301.6112-1T;

                  (xx) Shareholder and the Company have retained or will obtain from their tax advisors and provide to the Company all existing taxable years supporting and backup papers, workpapers, receipts, spreadsheets and other information that was used in the preparation of Tax Returns or that may become necessary for the preparation of Tax Returns for the seven most recent taxable years that have not yet been filed or for the defense of Tax Audits ("Tax Information"), including Tax Information relating to tax attributes that are carried forward or back to a taxable year for which the statute of limitations remains open;

                  (xxi) The Company is not now and has never been (a) an includible member of an "affiliated group" within the meaning of Section 1504(a) of the Code, (b) a member of a consolidated, combined or unitary Tax Return filing group, (c) a party to an agreement that could obligate it to make a payment that is computed by reference to the Taxes, taxable income or Tax losses of any other individual, entity or other person,
(d) a personal holding company as defined in Section 542 of the Code, (e) the owner of stock in an entity that is, or is treated for any Tax purpose as, a corporation, (f) the owner of an interest in an entity that is, or is treated for any tax purpose as, a partnership, trust, regulated investment company as defined in Section 851 of the Code, real estate investment trust as defined in
Section 856 of the Code or foreign personal holding company as defined in
Section 552(a) of the Code, (g) a United States shareholder as defined in
Section 951(b) of the Code, (h) a United States real property holding company within the meaning of Section 897(c)(2) of the Code or (i) a shareholder of a passive foreign investment company, as defined in Section 1287 of the Code;

                  (xxii) Shareholder and the Company have collected, or will, on or before the Closing Date, collect, all sales, amusement, employment and other Taxes that are required to be collected on or prior to the Closing Date and the Company has remitted, or will, on or before the Closing Date or as soon as practicable thereafter, but in no event after the date such Taxes are required to be remitted, remit, to the appropriate Tax Authority all sales, amusement, employment and other Taxes that are collected on or before the Closing Date or that are required to be remitted on or prior to the Closing Date;

                  (xxiii) Shareholder and the Company have been furnished and, if required, have filed, the appropriate exemption certificates for all transactions for which an exemption was claimed and have maintained in their possession the records, supporting documents and exemption certificates required by applicable sales, use, amusement and other Tax Laws to establish entitlement to exemptions which were claimed;

                  (xxiv) Other than the Washington State Excise Tax on the Sale of Real Property, no Transfer Taxes or other Taxes (other than income Taxes) are or will be imposed on Buyer, Sellers, the Company, the Assets or the Business by virtue of the Contemplated Transactions;

                  (xxv) No claim has ever been made by a Tax Authority of a jurisdiction in which either Shareholder or the Company does not file Tax Returns, that Shareholder, the Company or both are or may be required to file Tax Returns in such jurisdiction, or that Shareholder, the Company or both are or may be subject to Tax in such jurisdiction;

                  (xxvi) Neither Shareholder nor the Company has requested a private ruling from a Tax Authority on any matter;

                  (xxvii) The Company has been a C corporation continuously since its inception;

                  (xxviii) No Seller is a foreign person within the meaning of
Section 1445(f)(3) of the Code and the Treasury Regulations thereunder; and

                  (xxix) All representations and warranties contained in this
Section 2.16 apply for all federal, state, local and foreign Tax purposes and each reference to a provision of the Code in this Section 2.16 shall be treated for state, local and foreign Tax purposes as a reference to analogous and similar provisions of state, local and foreign law.

            (b)   Schedule 2.16(b) contains:

                  (i) A schedule of the filing dates of all Tax Returns required to be filed by the Company;

                  (ii) A description of all past Tax Audits involving Shareholder or the Company;

                  (iii) A list of all elections made by the Company relating to Taxes;

                  (iv) A description of the accounting methods employed by each of Shareholder and the Company and any changes in such accounting methods;

                  (v) A schedule of the Company's Tax basis in each of its depreciable assets as of the Closing Date, and the recovery period and annual depreciation deduction for each such asset for each year of its remaining tax recovery period;

                  (vi) A schedule of the Company's Tax basis in each of its amortizable assets as of the Closing Date, and the amortization period and annual amortization deduction for each such asset for each year of its remaining amortization period, as well as a description of the asset or other item that is subject to amortization (e.g., loan issuance costs); and

                  (vii) A schedule of the Tax attributes of the Company (including, but not limited to, net operating losses, capital losses, investment credits, foreign tax credits and alternative minimum tax credits), together with a description of all limitations to which such Tax attributes are subject (e.g, limitations under Section 382 of the Code).

Notwithstanding the foregoing, Sellers shall within ten (10) days following the Closing Date supplement and amend Schedules 2.16 and 2.16(b) with respect to sections 2.16(a)(vi), (vii), (viii), (xi), (xii), (xiii), (xiv), (xviii), (xix),
(xx), (xxii), (xxiii), (xxv), (xxvi) and Sections 2.16(b)(ii), (iv), (v) and
(vi) for exceptions and disclosures related to the Shareholders and for the Company's Tax basis for its depreciable and amortizable assets; and such Schedules as supplemented and amended shall constitute such Schedules for all purposes of this Agreement.

      SECTION 2.17. Employee Benefits Plans. (a) Except as set forth on Schedule 2.17, none of the Sellers, the Company, any Affiliate thereof, the Business, nor any portion of the Business (all of the above hereinafter individually and collectively called the "Entity"), nor any other company or entity which together with the Entity constitutes a member of the Entity's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or
(b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (such group or groups hereinafter referred to individually and collectively as the "Group")), has at any time adopted or maintained, or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, Contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors or consultants of the Entity or the Group, or for the benefit of any other person or persons), including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Entity or the Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, service or comparable Contract of any kind whatsoever (all such employee benefit plans, other benefit plans, programs, Contracts or arrangements and employment, consulting, service or comparable Contracts hereinafter individually and collectively called the "Employee Benefit Plan(s)"). No Entity and no member of the Group is or has at any time been obligated to contribute to any Employee Benefit Plan subject to Title IV of ERISA. No Entity and no member of the Group has completely or partially withdrawn from any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (b) Except as set forth in Schedule 2.17 hereof, (i) there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or
Section 4975 of the Code with respect to any of the Employee Benefit Plans; (ii) no Liability has been or is expected to be incurred by the Entity or any member of the Group under Title IV of ERISA with respect to any Employee Benefit Plan currently or formerly maintained by any of them; (iii) any and all amounts which the Entity or any member of the Group are required to pay as contributions or otherwise to, or with respect to the Employee Benefit Plans have been timely made; (iv) no Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and neither Entity nor any member of the Group has provided, or is required to provide, security to any Employee Benefit Plan which is subject to Title IV of ERISA or otherwise; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities; (vi) each of the Employee Benefit Plans has been operated and administered in accordance with all applicable Laws; (vii) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and continues to be so qualified; (viii) there are no pending or, to the knowledge of the Company or the Sellers, threatened or anticipated Claims involving any of the Employee Benefit Plans; (ix) the Entity and the Group have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; (x) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been required to be filed with respect to any Employee Benefit Plan; (xi) neither the Entity nor any member of the Group is a party to, or participates in, or has any Liability with respect to any multiemployer plan;
(xii) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will accelerate benefits or any payments under any Employee Benefit Plan; and (xiii) neither the Entity nor any member of the Group has any commitment to create any additional Employee Benefit Plan, or to amend any Employee Benefit Plan so as to increase benefits thereunder.

            (c) Schedule 2.17 identifies all Employee Benefit Plans covering current, former or retired employees, officers, directors and consultants of the Entity and the Group (the "Entity Plans"). All Entity Plans have at all times been established and maintained in accordance with their terms. Each Entity Plan can be unilaterally terminated without penalty by the Company on no more than sixty (60) days' notice. In the case of any Entity Plan which is not in written form, an accurate description of such Entity Plan has been provided to Buyer. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and IRS determination letter and/or ruling with respect to each such Entity Plan, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Entity Plan has been provided to Buyer, and there have been no material changes in the financial condition of the respective Entity Plans (or other information provided hereunder) from that stated in such annual report, actuarial report or schedule of assets.

      SECTION 2.18. Employee-Related Matters. (a) Schedule 2.18 contains a true and correct list of all employees and consultants of the Business, including any Contract relating thereto, a description of the position of, and the rate and nature of all compensation payable to, each such person. Schedule 2.18 also contains a description of all existing severance, accrued vacation policies or retiree benefits of any current or former employee or consultant (to the extent not included on Schedule 2.17) of the Company. Except as set forth on such Schedule, the employment or consulting arrangement of all such persons and all part-time employees of the Company is terminable at will.

            (b) Except as set forth in Schedule 2.18, (i) neither Seller nor the Company is a party to any Contract with any labor organization or other representative of the employees of the Business; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Sellers or the Company, threatened against Sellers or the Company relating to the Business;
(iii) the Company has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three years; (iv) no representation question has been raised respecting any of the employees of the Business working within the past three years, nor, to the knowledge of Sellers or the Company, are there any campaigns being conducted to solicit authorization from the employees of the Business to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Business, is pending or, to the knowledge of Sellers or the Company, threatened; (vi) neither Sellers nor the Company is a party to, or otherwise bound by, any Order relating to the employees of the Business or the Company's employment practices; and (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, the Company has paid in full to all of the employees of the Business all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

      SECTION 2.19. Insurance. Schedule 2.19 sets forth a true and complete list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") covering the Assets, the Business or the operations, employees, officers or directors of the Company, and true and complete copies of all such Insurance Policies have been delivered to

Buyer. Schedule 2.19 also sets forth as of the date hereof (a) with respect to each Insurance Policy, the applicable deductible amounts (including the amount of all aggregate deductibles thereunder (either on a per year or per policy term basis) that have not been exceeded) and any material limitations on coverage,
(b) any letter of credit relating to any such Insurance Policy and all inspections and reports delivered to the Company or the Shareholder by any insurer with respect to such Insurance Policies, copies of which have been delivered to Buyer and (c) a true and complete list of Claims made in respect of Insurance Policies during the three years prior to the date hereof. True and correct copies of all loss runs with respect to such period have been delivered to Buyer. At the Closing Sellers shall deliver to Buyer a revised Scheduled 2.19 as of the Closing Date. Except as set forth in Schedule 2.19, there is no Claim by the Company or the Shareholder pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or requirement by any insurer thereunder for the Company or the Shareholder to perform work which has not been satisfied. No premiums payable under the Insurance Policies are overdue and the Company and the Shareholder is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect and are in compliance with all material requirements of applicable Law and Contracts. None of the Sellers or the Company knows of any threatened termination of, premium increase with respect to, or uncompleted requirements under any Insurance Policy. Prior to the Closing Date, the Company will have paid all premiums under all such Insurance Policies in respect of insurance provided for periods prior to the Closing Date. Claims under all Insurance Policies are payable on an "occurrence basis" such that a claim of any type covered thereunder that arises after the Closing Date for an event that occurred prior thereto would be covered by such Insurance Policies.

      SECTION 2.20. Compliance with Laws. Except as set forth on Schedule 2.20, none of the Sellers or the Company is in violation in any material respect of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement, including Environmental Laws (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state or local, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting or relating to the Assets or the Business.

      SECTION 2.21. Permits. The Shareholder and the Company have obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits") of, and have made all required registrations and filings with, any Governmental Body required in connection with the ownership or use of the Assets or to the conduct of the Business. All material Permits are listed on Schedule 2.21 and are in full force and effect; no material violations are or have been recorded in respect of any Permit within the three years prior to the Closing Date; and no proceeding is pending or, to the knowledge of the Sellers or the Company, threatened to revoke or limit any Permit. Except as listed on Schedule 2.21, no Permit will terminate by reason of the Contemplated Transactions.

      SECTION 2.22. Environmental Matters. (a) Except as disclosed in Schedule 2.22(a), there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by or on behalf of any Seller, the

Company (or, to the knowledge of the Sellers or the Company, any predecessor in interest), or any Release at, on or under any Real Property by or on behalf of any Seller, the Company, or, to the knowledge of Sellers or the Company, by any other person, which could represent a material violation of any Environmental Law or which would require remedial action under any Environmental Law; to the Sellers' and the Company's knowledge, none of the Company nor the Sellers has contaminated the soil, ground water or surface water of such Real Property, and to the knowledge of the Sellers and the Company, none of the soil, ground water or surface water of such Real Property is or has been contaminated by any Release.

            (b) Except as disclosed in Schedule 2.22(b), no portion of the Real Property has ever been used as a petroleum storage, refining or distribution facility or terminal, or a gasoline station by any Seller, the Company, or any tenant or licensee of any thereof.

            (c) To the Sellers' and the Company's knowledge, as to the ownership or operation of the Assets or the Business, none of the Company nor the Sellers has created, suffered or permitted to exist, or has received any written notice of (i) any alleged violation with respect to any Environmental Law; or (ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of the Real Property.

            (d)(i) Except as disclosed in Schedule 2.22(d), or except in conjunction with any "Special Exceptions" as shown on Schedule B of that certain Preliminary Commitment for Title Insurance from Chicago Title Insurance Company (Order No. 581789) dated November 22, 2000 (a copy of which has been received by Buyer), to the Sellers' and the Company's knowledge, there are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Materials, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "Tanks") located, or to the knowledge of the Sellers or the Company, which have been located, on, at or under the Real Property, (ii) all sewage from the Real Property is discharged into treatment plants and reused for non-portable purposes or into a public sanitary sewer system, and (iii) there has been no Release by or on behalf of the Company or the Sellers, or to the Sellers' and the Company's knowledge, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property would could represent a material violation of Environmental Law. The Company has delivered to Buyer copies of all environmental reports and all other comparable materials held or controlled by or on behalf of it or any of the Sellers regarding the environmental matters set forth in this Section 2.22.

      SECTION 2.23. Finders; Fees. There is no investment banker, broker, advisor, counsel, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller or the Company who might be entitled to any fee or commission from any such person upon consummation of the Contemplated Transactions.

      SECTION 2.24. Depositaries; Powers of Attorney, etc. Schedule 2.24 sets forth (i) the name of each bank or similar entity in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto;

and (ii) the name of each person holding a general or special power of attorney from the Company and a description of the terms thereof.

      SECTION 2.25. Ability to Conduct Business. As of the Closing Date, the Assets will be sufficient and adequate to permit the continued conduct of the Business substantially as it has been conducted since January 1, 1999 and, assuming all the Sellers Required Consents are obtained, the consummation of the Contemplated Transactions will enable Buyer to conduct the Business substantially as it has been conducted since that date.

      SECTION 2.26. Transaction Shares. The Transaction Shares are being acquired by the Shareholder for its own account and not with a view to the distribution, resale or other transfer thereof, except in compliance with the Securities Act and other applicable securities Laws. The Shareholder is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act and has (i) reviewed carefully the Buyer Reports, (ii) such knowledge and experience in financial, tax and business matters so as to enable it to make an informed investment decision with respect to the Transaction Shares and (iii) overall commitments to investments which are not readily marketable as are reasonable in relation to the Shareholder's net worth.

      SECTION 2.27. Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to Buyer or any of its Representatives or Affiliates by or on behalf of the Sellers or the Company pursuant to this Agreement or in connection with the Contemplated Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no facts known to the Sellers or the Company and not disclosed herein or on the Schedules hereto, which might reasonably be expected to directly and materially adversely affect the value of the Assets or the Condition of the Business.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Sellers that:

      SECTION 3.1. Authority Relative to this Agreement. Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which Buyer is or, at the Closing, will be a party have been duly and validly authorized and approved by the Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or to authorize the consummation of the Contemplated Transactions to which it is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which Buyer will be a party will have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes or will at the Closing constitute the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 3.2. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or, at the Closing, will be a party and the consummation of the Contemplated Transactions to which it is or, at the Closing, will be a party do not and will not (i) violate any provision of the certificate of incorporation or by-laws of Buyer; (ii) require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for filing, pursuant to the HSR Act ("Buyer Required Consents"); (iii) if Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time); or permit the termination of, any material Contract to which Buyer is a party or by which Buyer or its assets may be bound or subject; or (iv) if Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon or affecting, Buyer or its assets or business.

      SECTION 3.3. Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No vote or consent of the stockholders of Buyer, which has not been obtained, is required under applicable Law or under the rules of the NYSE to approve the Contemplated Transactions.

      SECTION 3.4. Finders; Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer upon consummation of the Contemplated Transactions.

      SECTION 3.5. Buyer Reports. Buyer has delivered to the Sellers true and correct copies of (a) Buyer's Annual Report on Form 10-K for the year ended December 31, 1999, (b) Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and (c) Buyer's Proxy Statement relating to its 2000 Annual Meeting of stockholders (collectively, together with the Buyer Filings and disclosure statement, if any, provided to Sellers pursuant to Section 4.16, the "Buyer Reports"). At the Closing Date, the Buyer Reports, taken as a whole, will not contain any untrue statement of a material fact, nor omit to state a material fact necessary in order to make the statements made therein not misleading. Buyer is not in default in any material respect under any lending arrangement or under any indenture or other material payment obligation with regard to any institutional debt obligation, and is also in compliance with all of its reporting obligations under applicable securities laws.

      SECTION 3.6. Transaction Shares. The Transaction Shares have been duly authorized by Buyer and, when issued in accordance with the terms hereof, will have been duly authorized and issued, will be fully paid and non-assessable shares of Six Flags Common Stock and will be listed on the NYSE. Such shares will be issued without any violation of preemptive rights.


                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

      SECTION 4.1. Conduct of the Business of the Company. (a) From the date hereof through the Closing Date, the Company agrees, and the Sellers agree to cause the Company:

                  (i) To conduct its operations according to the ordinary and usual course of the Business consistent with past practice; to preserve intact its present business organization and structure; to use reasonable efforts to keep available the services of its present officers, agents and full-time employees; to preserve and maintain its Assets and the good will of the Business and to use reasonable efforts to preserve its relationships with customers and suppliers, and others having business dealings with it.

                  (ii) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with all Contracts, the Real Property and all Assets (other than Inventory sold in the ordinary course of the Business) in their present repair, order and condition, subject only to ordinary wear and tear.

                  (iii) Not to incur any Liability (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice, which are not in the aggregate material thereto or other than any Liability under that certain lease to be executed between the Company and the City of Federal Way, Washington, pertaining to a strip of real property adjacent to real property demised under the Lease), nor enter into any Contract of a type required to be included in any Schedule hereto.

                  (iv)  Not to incur any Debt.

                  (v) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 2.11.

                  (vi) Not to pay, discharge or satisfy any material Claim or Liability, other than the payment, discharge or satisfaction when due and in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of Business, consistent with past practice.

                  (vii) Not to increase the compensation payable or to become payable to any officer, stockholder, director, consultant, agent or employee of the Company, or make any alteration in the benefits payable to any thereof.

            (b) From the date hereof through the Closing Date, the Company and the Sellers agree to use their best efforts to conduct the affairs of the Company in such a manner so that the representations and warranties of the Company and the Sellers contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

            (c) From the date hereof through the Closing Date, the Company and the Sellers agree that the Company will consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Contract and will not take any such action if Buyer objects thereto in writing.

      SECTION 4.2. Corporate Examinations and Investigations. Prior to the Closing Date, the Company and the Sellers agree that Buyer shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants and consultants (collectively, "Representatives") to make such investigation of the Assets, the Business and operations of the Company, and such examination of the books, records and financial condition of the Company, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted in a manner designed to preserve the confidentiality of the Contemplated Transactions, at reasonable times, under reasonable circumstances and upon reasonable notice, and the Company and the Sellers shall cooperate fully therein. In that connection, the Company and the Sellers shall make available to the Representatives of Buyer during such period, without however causing any unreasonable disclosure of the Contemplated Transactions or unreasonable interruption in the operations of the Company, access to the Assets and all such information and copies of such documents and records concerning the affairs of the Company as such Representatives may reasonably request, and with the prior consent of Stock, which will not be unreasonably withheld, shall permit the Representatives of Buyer access to the Company's employees, customers, suppliers, Contractors and others. The Sellers shall cause the Company's Representatives to cooperate fully in connection with such review and examination. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement.

      SECTION 4.3. Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within fifteen (15) calendar days after the end of each monthly accounting period of the Company ending after the date of the most recent Interim Statement, the Company and the Sellers shall furnish Buyer with an unaudited financial statement of the Company for such month in form and substance comparable to the Interim Statements and with such other financial or other information routinely prepared by the Company.

      SECTION 4.4. Filings and Authorizations. Prior to or as soon as practicable following the date hereof, the Company and the Sellers, on the one hand, and Buyer, on the other, have filed or supplied or will file or supply, all notifications, reports and other information required to be filed with or supplied in connection with the Contemplated Transactions and which are required by Law (including, without limitation, the HSR Act) to effectuate the consummation of the Contemplated Transactions. The Company and the Sellers, on the one hand, and Buyer, on the other, shall cooperate with each other in connection with such filings, shall furnish copies thereof to each other party prior to such filing, shall not make any such filing or submission to which Buyer or Stock, as the case may be, reasonably objects in writing and shall furnish to each other party any correspondence received from any Governmental Body in connection therewith. All such filings shall comply in form and content in all material respects with applicable Law.

      SECTION 4.5. Efforts to Consummate. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all the Sellers Required Consents, Buyer Required Consents, Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the others in all of the foregoing.

      SECTION 4.6. Negotiations With Others. From and after the date hereof unless and until this Agreement shall have terminated in accordance with its terms, the Company and the Sellers agree that none of them, nor any Affiliate of the foregoing, will directly or indirectly (i) solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal; (ii) provide information to any person (other than Buyer or any of its Representatives) in connection with an Acquisition Proposal; or (iii) enter into any transaction with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal. If any Seller, the Company or any Representative thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, the Company and the Sellers will immediately notify Buyer in writing as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

      SECTION 4.7. Notices of Certain Events. Prior to the Closing Date, the Company and the Sellers, on the one hand, and Buyer, on the other, shall promptly notify the other of:

            (a) any notice or other communication delivered or received by such party (or its Representatives) to or from any other person (other than notices or other communications solely between the parties hereto) with respect to the Contemplated Transactions (including, without limitation, any notice or other communication to or from any person objecting to, or alleging that the consent of any person is or may be required in connection with, the Contemplated Transactions);

            (b) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions or the operation of the Business or the ownership of the Assets;

            (c) any notice or other communication of a material nature from any holder of any Debt of Sellers, the Company or other lender to the Business; and

            (d) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of any representation or warranty herein, whether made as of the date hereof or as of the Closing Date, or that would constitute a material violation or breach of any covenant of any party contained in this Agreement. The delivery of any notice under this Section
4.7 shall not be deemed to cure any such violation or breach of any representation or warranty hereunder.

      SECTION 4.8. Public Announcements. Prior to the Closing Date, the Company and the Sellers, on the one hand, and Buyer, on the other, will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of Buyer or the Shareholder, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

      SECTION 4.9. Expenses. Except as otherwise specifically provided in this Agreement, Buyer and the Sellers shall bear their respective expenses, and the Sellers will bear the expenses of the Company, in each respective case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transaction, including, without limitation, all Transfer Taxes and all fees and expenses of their respective Representatives. Sellers shall be entitled to, and the Company hereby assigns to Sellers all of its right to receive, all refunds relating to Insurance Policies existing on the date hereof.

      SECTION 4.10. Tax.

            (a) Tax Returns. Sellers shall cause the Company to prepare and timely file with the appropriate Tax Authority (i) the Form 1120 (US Corporation Income Tax Return ) due with respect to the Company's Pre-Closing Short Year (defined below) (such Form 1120 is referred to herein as the "Pre-Closing Short Year Return") and (ii) all Company Tax Returns whose due date is on or before the Closing Date, taking into account all extensions that are properly obtained. At least ten business days prior to filing the Pre-Closing Short Year Return, Sellers shall provide Buyer with a copy thereof and shall not file such Tax Return if Buyer objects in writing, at any time within such ten day period, to the filing of such Tax Return. Buyer shall cause the Company to prepare and timely file with the appropriate Tax Authority all Company Tax Returns, except the Pre-Closing Short Year Return, which relate to taxable periods beginning on or before December 31, 2000 and whose due date is after the Closing Date, taking into account all extensions that are properly obtained. Buyer shall prepare the Interim Period Tax Return, defined below.

            (b) Liability for Taxes. Sellers shall be liable for (i) all Taxes which are owed for any taxable period ending on or before December 31, 2000 (except for federal income Taxes for the period covered by the Interim Period Tax Return), (ii) all Taxes (other than federal income Taxes) which are allocable to the portion of a Straddle Period up to and including December 31, 2000, and (iii) all Taxes shown on the Interim Period Tax Return (defined below) prepared in accordance with Section 4.10(c)(i)(B).

            (c)   Allocation of Taxes.

                  (i)   Federal Income Taxes.

                        (A) As required by Reg. Section 1.1502-
      76(b)(1)(ii)(A)(1), Sellers and Buyer agree to cause the Company to file its federal income Tax Returns on the basis that the Company has (I) a short taxable year which ends on the Closing Date (the "Pre-Closing Short Year"), during which the Company will be taxed as a corporation under Subchapter C of the Code and (II) a second short taxable year which begins on the day after the Closing Date and ends on December 31, 2000, during which the Company will be taxed as a corporation under Subchapter C of the Code which is a member of Buyer's affiliated group (the "Post-Closing Short Year"). To the extent the Company is required to end a taxable period because of the Closing, it shall, whenever permitted or elective, end the taxable period on the Closing Date and begin a new taxable period on the day after the Closing Date, so as to conform with the treatment prescribed by this paragraph.

                        (B) The Company's items of income, gain, loss, deduction and credit shall be allocated between the Company's Pre-Closing Short Year and its Post-Closing Short Year on the basis of a closing of the books. The Company's federal income Tax for the Pre-Closing Short Year shall be calculated based on this allocation. Buyer shall cause the Company to prepare a hypothetical tax return for the Company's Post-Closing Short Year (the "Interim Period Tax Return"). The Interim Period Tax Return shall be based on the allocation prescribed by this paragraph and shall be prepared as though the Company were not a member of an affiliated group (as defined in Section 1504 of the Code). The tax shown on the Interim Period Tax Return shall be calculated using a flat fifteen percent (15%) tax rate.

                  (ii) Other Taxes. Except as provided above, any Taxes owed by the Company for a taxable period that begins on or before and ends after December 31, 2000 (a "Straddle Period"), shall be allocated between the portion of the Straddle Period up to and including December 31, 2000 and the portion of the Straddle Period after December 31, 2000, on the basis of a "closing of the books" by allocating to each such portion of the Straddle Period: (A) sales Taxes in proportion to the Taxable sales which take place in each portion of the Straddle Period, (B) use Taxes in proportion to the Taxable purchases which take place in each portion of the Straddle Period, (C) the Washington State Business and Occupation Tax and other Taxes based on gross receipts in proportion to the gross receipts accrued in each portion of the Straddle Period, (D) Taxes which accrue over time (including without limitation, property Taxes) in proportion to the number of days in each portion of the Straddle Period and (E) in the case of all other Taxes, on a reasonable basis that gives effect to a "closing of the books."

            (d) Payment of Tax for Which Sellers Are Liable. With respect to Taxes for which Sellers are liable under Section 4.10(b), which are not paid in cash by Sellers or the Company on or before December 31, 2000, and which are not subtracted in calculating Net Working Capital:

                  (i) In the case of the Interim Period Tax Return, Buyer shall deliver to Sellers a completed copy of the Interim Period Tax Return no later than August 15, 2001. Sellers shall have ten calendar days from the date they receive such Tax Return to deliver to

Buyer any written objections to such Tax Return. If the Sellers do not deliver any such written objections, the Sellers immediately shall pay Buyer the amount of Tax shown on the Interim Period Tax Return, in immediately available funds. If the Sellers deliver written objections to Buyer by the end of the tenth calendar day following the date on which they received the Interim Period Tax Return, the Sellers and Buyer shall have five calendar days to negotiate in good faith to resolve the written objections. If any written objections cannot be resolved by the end of the fifth day, such written objections shall be referred to the Nominated Accounting Firm for resolution. The Sellers and Buyer shall deliver to each other and to the Nominated Accounting Firm, in writing, such parties' positions as to the correct resolution of the written objections. The Nominated Accounting Firm shall report in writing its determination to the Sellers and Buyer no later than September 14, 2001. The Nominated Accounting Firm's conclusions shall be final and binding. Immediately after the Nominated Accounting Firm's decision is rendered, Buyer shall complete the Interim Period Tax Return in accordance with the conclusions of the Nominated Accounting Firm and immediately following delivery of such Tax Return to the Sellers, the Sellers shall pay Buyer the amount of Tax shown on such Tax Return, in immediately available funds. The fees of the Nominated Accounting Firm shall be split equally between the parties. Until the Nominated Accounting Firm shall have reached a final conclusion regarding any disputed written objections, the Sellers and Buyer shall afford the Nominated Accounting Firm reasonable access during business hours to all relevant books and records for the purpose of determining the correct disposition of the disputed written objections.

                  (ii) In the case of Taxes other than federal income Taxes, Sellers shall pay Buyer the amount of such Taxes, immediately following Buyer's demand therefor, in immediately available funds, except to the extent the following clause (iii) applies;

                  (iii) In the case of a Tax Return that is prepared in a manner inconsistent with its preparation in past periods, Buyer shall deliver to Sellers a completed copy of such Tax Return no later than thirty (30) calendar days before the due date of such Tax Return, taking into account all extensions that are properly obtained. In the event that the Sellers object to such Tax Return, the Buyer and the Sellers shall resolve any disputes utilizing the procedures described in Section 4.10(d)(i), except that, if a written objection to such Tax Return has been referred to the Nominated Accounting Firm, such Firm shall report in writing its determination to the Sellers and the Buyer no later than three (3) calendar days before the due date of such Tax Return, taking into account all extensions that were properly obtained and the relevant Tax Return shall be filed in accordance with the conclusions of the Nominated Accounting Firm.

                  (iv) In the event any Taxes for which the Sellers are liable under Section 4.10(b) or any Tax Return preparation expenses which the Sellers caused the Company to incur pursuant to Section 4.10(a), are not paid by the Company on or before December 31, 2000 and are not subtracted in determining Net Working Capital, Sellers shall pay Buyer, immediately upon Buyer's demand, the amount of such Taxes and expenses, in immediately available funds.

            (e) Cooperation. With respect to all Tax Returns, Taxes, Tax Audits and Tax Deficiencies for any taxable period, Sellers, the Company and Buyer shall reasonably cooperate, and shall cause their Representatives and agents reasonably to cooperate, in the preparation of Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies, including maintaining and making available to each other all records necessary in connection therewith.

            (f) Withholding Certificates. Sellers shall provide Buyer with all clearance certificates and similar documents that are required by any jurisdiction in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

            (g) FIRPTA Clearance. At the Closing, each Seller shall deliver to Buyer an affidavit certifying that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code and the Treasury Regulations thereunder, failing which, Buyer shall withhold such sums from the Purchase Price, and pay over such sums to the IRS, as are required by Law. Sellers hereby indemnify and hold harmless Buyer from and against all Losses arising from such withholding or from the falsity of any certification or other documentation delivered to Buyer pursuant to this Section 4.10(g). Such indemnity shall survive the Closing Date.

      SECTION 4.11. Confidentiality. Prior to the Closing Date, Buyer shall hold in strict confidence, and shall cause all its Representatives to agree in writing to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning the Sellers and the Company which it has obtained from the Company, the Sellers or their Representatives prior to, on or after the date hereof in connection with the Contemplated Transactions, and, prior thereto, Buyer shall not use or disclose to others, or permit the use or disclosure of, any such information so obtained, except to its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.11. The foregoing provision shall not apply to any such information to the extent (i) known by Buyer prior to the date such information was provided to such party in connection with the Contemplated Transactions, (ii) made known to Buyer from a third party not known by Buyer to be in breach of any confidentiality requirement or (iii) made public through no fault of Buyer or any of its Representatives.

      SECTION 4.12. Certain Renewals. With respect to each Permit which may expire prior to the Closing Date or within sixty (60) days thereafter, the Company shall (i) timely file with the appropriate Governmental Bodies applications for renewal of each such Permit (the "Applications"), (ii) deliver to Buyer true and complete copies of such Applications, (iii) diligently prosecute such Applications to conclusion and (iv) cooperate fully with all Governmental Bodies in the processing of such Applications.

      SECTION 4.13. Covenant Not-to-Compete. (a) In consideration of $50,000 being paid to Sellers by Buyer included as part of the Purchase Price, during the period commencing on the Closing Date and ending five (5) years thereafter (the "Term"):

                  (i) In order to preserve the Business and goodwill of the Company, Stock agrees that he will not, directly or indirectly, as a partner, officer, employee, director, stockholder, proprietor, consultant, representative, agent or otherwise become or be interested in, or associate with or render assistance to, any person engaged in the ownership, operation and/or management of any recreational park, amusement park, theme park or water park located within the Territory. The foregoing provisions shall not, however, prohibit the ownership by any Seller of not more than five percent (5%) of any class of outstanding equity securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market which engages in any of such businesses. For the purposes of this Agreement, "Territory" shall mean the area within a 150 mile radius of the Park.

                  (ii) Each Seller agrees that he will not, directly or indirectly, during the Term, for his own benefit or for the benefit of any other person, solicit the professional services of any Representative, employee, agent or consultant of the Company or otherwise interfere with the relationship between the Company and any of such persons.

            (b) After the date hereof, the Sellers will not directly or indirectly, use, disclose or make available to anyone (other than Buyer) any confidential information concerning the ownership and/or operation of the Park (the "Confidential Information"). The Confidential Information includes, without limitation, the business practices, financial information, customer and prospective customers' names, leads and account information, suppliers and prospective suppliers' names, leads and account information, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information pertaining to the Park and the Business.

            (c) The parties agree that a violation of the foregoing agreements not to compete or disclose, or any provision thereof, will cause irreparable damage to Buyer, and Buyer shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining the Sellers from doing or continuing to do any such act or any other violations or threatened violations of this Section 4.13.

            (d) If one or more of the provisions contained in this Section 4.13 (or any portion of any such provision) shall for any reason be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 4.13 (or any portion of any such provision), but this Section shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had not been contained in this Agreement. If, for any reason, any of the restrictions or covenants contained in this Section 4.13 is finally held by such a court to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be determined to be null, void or of no effect, but to the extent it is or would be valid or enforceable under applicable Law, it shall be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section) as shall be valid and enforceable under such applicable Law.

            (e) Sellers and Buyer agree to allocate $50,000 of the Purchase Price to the agreements of Sellers set forth in this Section 4.13 and will not file any Tax return or make any other filing inconsistent therewith.

      SECTION 4.14. Operation of Business. If the Closing occurs prior to December 31, 2000, during the period commencing with the Closing and ending on such date, the Buyer will cause the Company not to make any distribution of Cash or Receivables to Buyer and to operate the Business in the ordinary course, consistent with past practice. If during such period, the Company incurs operating expenses in excess of $415,220, the Net Working Capital Amount shall be calculated for all purposes as if such excess expenses had not been incurred.

      SECTION 4.15. Discharge of Potential Liabilities. Sellers agree to pay and discharge when due all claims of creditors of the Business or relating to the Assets with respect to periods prior to the Closing that may be asserted against Buyer, except to the extent the same were deducted in the calculation of Net Working Capital. Buyer will pay and discharge when due all such claims that were so deducted.

      SECTION 4.16. Buyer Filings. During the period prior to the Closing, Buyer shall deliver to Sellers a true and correct copy of each report, information statement and other document ("Buyer Filings") filed by Buyer with the SEC under the Securities Exchange Act of 1934, as amended. Prior to the Closing Date, Buyer (i) will provide Sellers' with a reasonable opportunity to ask questions and receive answers from Representatives of Buyer concerning Sellers' purchase of Transaction Shares, and (ii) may, in its discretion, provide to each Seller a disclosure statement containing such information as Buyer shall deem necessary to comply with the representation and warranty contained in the last sentence of
Section 3.5.

      SECTION 4.17. Mortgage. During the term of the Lease (as amended and restated as contemplated by Section 5.3(h) hereof) Sellers will not permit to exist Debt (other than Debt in the aggregate principal amount of $15,815,000 held by U.S. Bank National Association (the "Mortgage Debt") to the extent provided in the subordination, attornment and nondisturbance agreement annexed as Exhibit 5.3.A), that is secured by a Lien on the Sellers' ownership interest in the Real Property unless such Debt is expressly subordinated to the Lease on terms reasonably acceptable to Buyer. The Sellers' acknowledge that the provisions of this Section 4.17 are intended to bind all successors and assigns of Sellers' or other subsequent owners of the Real Property, and Sellers' will execute and deliver at Closing any document reasonably required to be recorded in order to effect the foregoing.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

      SECTION 5.1. Conditions to the Obligations of the Parties. The obligations of the Sellers, on the one hand, and Buyer, on the other, to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which in the case of the condition specified in Section 5.1(c) may be waived by Buyer and Stock:

            (a) HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired.

            (b) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

            (c) No Proceeding or Litigation. No Claim instituted by any person (other than Buyer, Company, Sellers or their respective Affiliates) shall have been commenced or be pending against Buyer, Company, Sellers or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

      SECTION 5.2. Conditions to the Obligations of the Sellers. The obligations of the Sellers hereunder to consummate the Contemplated Transactions are subject, at the option of the Shareholder, to the fulfillment prior to or at the Closing of each of the following further conditions:

            (a) Performance. Buyer shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

            (c) Purchase Price. The Purchase Price (or, if the Closing occurs prior to December 31, 2000, the Closing Payment) shall have been delivered in accordance with Section 1.2(b)(ii), including delivery of certificates representing the Closing Shares, registered in the name of the Shareholder.

            (d) Debt Payment. Buyer shall have made or provided for the Debt Payment as contemplated by Section 1.2(b)(i).

            (e) Buyer Required Consents. All Buyer Required Consents shall have been obtained.

            (f) Documentation. There shall have been delivered to the Shareholder the following:

                  (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President, Chief Financial Officer or General Counsel and Vice President of Buyer confirming the matters set forth in Sections 5.2(a) and (b) hereof.

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its certificate of incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors (or the executive committee thereof) authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by Buyer pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the good standing and corporate existence of Buyer in its state of organization.

                  (iv) A signed opinion of Buyer's general counsel (who may rely upon Foster, Pepper & Shefelman PLLC as to matters of Washington law), dated the Closing Date and addressed to the Sellers, substantially in the form annexed hereto as Exhibit 5.2A.

                  (v) An executed copy of the Registration Rights Agreement.

                  (vi) Copies of all Buyer Required Consents.

      SECTION 5.3. Conditions to the Obligations of Buyer. All obligations of Buyer to consummate the Contemplated Transactions hereunder are subject, at the option of Buyer, to the fulfillment prior to or at the Closing of each of the following further conditions:

            (a) Performance. Each of the Company and the Sellers shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of each of the Company and each Seller contained in this Agreement and in any certificate or other writing delivered by the Company or any Seller pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

            (c) Sellers Required Consents. All Sellers Required Consents shall have been obtained and copies thereof delivered to Buyer.

            (d) Debt. Buyer shall have received a release reasonably satisfactory to it in favor of the Company from all obligees in respect of the Released Debt, together with evidence reasonably satisfactory to Buyer of the discharge of all Liens on the Shares and/or the Assets in respect of the Released Debt. At the Closing, Buyer shall have received an executed subordination, attornment and nondisturbance agreement in the form annexed hereto as Exhibit 5.3A from the holder of the Mortgage Debt.

            (e) Liens. All Liens on the Shares and the Assets (other than Permitted Liens on the Assets) shall have been released and discharged in form and substance acceptable to Buyer.

            (f) Releases. The Sellers and all Affiliates of the Sellers shall have delivered to Buyer executed copies of releases in favor of the Company, substantially in the form of Exhibit 5.3B hereto.

            (g) Shares. Buyer shall have received certificates representing the Shares, duly endorsed to Buyer or its designee and in suitable form for transfer by delivery.

            (h) Amended Lease. Buyer shall have received an Amended and Restated Lease, executed by the Shareholder, in the form annexed hereto as Exhibit 5.3C.

            (i) Title Insurance. Buyer shall have procured at Buyer's expenses a lessee's or owner's title insurance insuring Buyer's interest (acquired hereunder) in and to the Real Property, which insurance shall be in form reasonably acceptable to Buyer and shall be subject only to Permitted Liens and with all other standard printed exceptions deleted on the title insurance policy, from a nationally recognized title insurance company qualified to do business in the State of Washington reasonably satisfactory to Buyer.

            (j) Environmental Matters. Buyer shall have received from Buyer's environmental consultant environmental reports on the Real Property reasonably acceptable to Buyer.

            (k) Documentation. There shall have been delivered to Buyer the following:

                  (i) A certificate, dated the Closing Date, of the Company and each Seller, confirming the matters set forth in Sections 5.3(a) and (b).

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Shareholder certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its articles of incorporation and by-laws (or comparable instruments) and all amendments if any thereto as of the date thereof; and (B) is a true copy of all actions (if any) taken by it, including resolutions of its board of directors (or comparable governing body) authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by such Shareholder pursuant hereto.

                  (iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Company certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the certificate of incorporation and by-laws (or comparable instruments) of the Company and all amendments, if any, thereto as of the date thereof; (B) is a true copy of all corporate actions taken by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by the Company pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iv) Resignations of each director of the Company and evidence of the due election of the directors thereof designated by Buyer.

                  (v) A signed opinion of the Company's and the Sellers' counsel (which may be more than one firm), dated the Closing Date, addressed to Buyer, substantially in the form annexed as Exhibit 5.3D.

                  (vi) Evidence, reasonably satisfactory to Buyer, of the payment by Sellers in full of the real estate transfer tax imposed on the Contemplated Transactions by the State of Washington.

                  (vii) An executed copy of the Registration Rights Agreement.

                  (viii) Possession and control of the Assets of the Company (including all books, seals, bank accounts, records and documents).


                                   ARTICLE VI
                                 INDEMNIFICATION

      SECTION 6.1. Survival of Representations and Warranties. (a) Notwithstanding any right of Buyer fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation or pursuant to any notice delivered to Buyer under Section 4.7 or otherwise, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Sellers contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of the Company and the Sellers contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty-four (24) months after the Closing Date, except that the representations and warranties in Sections 2.1, 2.2, the third sentence of Section 2.12(a) and the first sentence of Section 2.12(b) shall survive indefinitely and the representations and warranties contained in Sections 2.16 and 2.22, the indemnification obligations under Section 6.2(iii) with respect to any Retained Tax Liabilities and the indemnification obligations under Section 6.2(ii) with respect to breaches of covenants and agreements of the Company or the Sellers shall survive until the expiration of all applicable statutes of limitation with respect thereto, including extensions; provided, however, that the liability of the Sellers shall not terminate as to any specific claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Sellers have been given specific notice in accordance with Section 6.4 on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a). In addition, Buyer shall not be entitled to deliver any Claims Notice under Section 6.4 seeking indemnification under Section 6.2(iv) with respect to any Retained Litigation Claim for which indemnification had not previously been sought under Section 6.4 at any time after December 31, 2003. The termination of the ability of Buyer to seek indemnification under any of clauses (i)-(iv), inclusive, of Section 6.2 shall not affect the ability of Buyer to seek indemnification under any other clause of Section 6.2 with respect to which Buyer's ability to indemnification has not been terminated.

            (b) All representations and warranties of Buyer shall terminate and expire twenty-four (24) months after the Closing Date; provided, however, that the liability of Buyer shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Buyer has been given specific notice on or prior to the date on which such liability would otherwise terminate pursuant to the terms of this Section 6.1(b).

      SECTION 6.2. Obligation of the Sellers to Indemnify. The Sellers jointly and severally agree to indemnify, defend and hold harmless Buyer (and its respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in connection therewith or in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by Buyer, the Company or any of the foregoing persons arising out of (i) any breach of the representations and warranties of the Company or the Sellers contained in this Agreement or in the Schedules or any Transaction Document; (ii) any breach of the covenants and agreements of the Company or the Sellers contained in this Agreement or in the Schedules or any Transaction Document; (iii) any Retained Tax Liabilities or
(iv) any Retained Litigation Claims, provided, that with respect to any representation or warranty or covenant that is limited by material, materiality, knowledge, known (or similar terms), or material adverse change in the Condition of the Business, the amount of the Loss arising out of a misrepresentation or breach of representation, warranty or covenant (but not the existence of a misrepresentation or breach of representation, warranty or covenant) for purposes of this Section 6.2 shall be determined as if "material," "materiality," "knowledge," "known" (or similar terms) or material adverse change in the Condition of the Business were not included therein.

      SECTION 6.3. Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless each Seller (and any director, officer, employee, Affiliate or successors and assigns of any thereof) from and against any Losses suffered or incurred by such Seller or any of the foregoing persons arising out of any breach of the representations and warranties of Buyer or of the covenants and agreements of Buyer contained in this Agreement or in the Schedules or any Transaction Document.

      SECTION 6.4. Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance from any third party or parties which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section
6.2 or 6.3 (collectively, the "Indemnifying Party") no later than five (5) business days after an executive officer of the Indemnitee became aware of such Asserted Liability, it being agreed that the failure to give such notice on a timely basis shall affect the obligations of the Indemnifying

Party hereunder only to the extent it is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

            (b) The Indemnifying Party may elect to defend, at its own expense and with counsel reasonably acceptable to the Indemnitee, any Asserted Liability. Notwithstanding the foregoing, if (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee (or, if the Indemnity is the Buyer, the Company) or (ii) the Indemnitee shall have reasonably concluded that (x) there is actual conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party, the Indemnitee may elect to defend such Asserted Liability, at the Indemnifying Party's expense and with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so with counsel reasonably acceptable to the Indemnifying Party, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the second sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other; provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. Each party shall make available to the other party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor. The Sellers acknowledge and agree that Stock shall have full power and authority to take, in the name and on behalf of the Sellers, any and all actions required or permitted to be taken by the Sellers under this Section 6.4.

      SECTION 6.5. Limits on Indemnification. (a) Notwithstanding anything to the contrary herein, the Sellers shall not be liable to indemnify Buyer (or its respective directors, officers, employers, Affiliates, successors and assigns) pursuant to Section 6.2(i) or (iv) hereof with respect to any Losses specified therein unless and until Buyer and the Company shall have incurred aggregate Losses under such Sections in an amount in excess of $250,000 in which event Buyer shall be entitled to be indemnified for all Losses under such Sections in excess of $250,000. Except for claims based on fraud or intentional misrepresentation, Sellers' liability under Article VI or otherwise under this Agreement shall not exceed the Purchase Price in the aggregate.

            (b) In computing the amount of any Losses as to which any Indemnified Party shall be entitled to indemnification hereunder, the following shall apply:

                  (i) the Indemnifying Party shall not be required to indemnify the Indemnitee for consequential or incidental damages suffered by the Indemnitee, but shall be obligated to indemnify to the extent provided herein the Indemnitee for consequential or incidental damages of any third party asserted against the Indemnitee;

                  (ii) the Indemnitee shall cooperate, at the Indemnifying Party's expense, in the investigation and defense of any Claim and shall use reasonable efforts to mitigate Losses.

                  (iii) If the Indemnitee shall be entitled to seek payment in respect of any Loss from any person in addition to the Indemnifying Party, the Indemnitee shall not be entitled to receive an aggregate amount in excess of such Loss from all such persons and the Indemnifying Party.

      SECTION 6.6. Adjustment. It is the intent of the parties that any amounts paid under Section 6.2 or 6.3 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent.

      SECTION 6.7. Exclusive Remedy. Except as otherwise explicitly provided in
Section 4.13(c) and Section 7.1 this Agreement or any other Transaction Document, the parties agree that the indemnification provisions of this Article VI shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims in the nature of fraud).


                                   ARTICLE VII
                        SPECIFIC PERFORMANCE; TERMINATION

      SECTION 7.1. Specific Performance; Liquidated Damages. The parties acknowledge and agree that, if either the Buyer or the Sellers fail to proceed with the Closing in any circumstance other than those described in clauses (a),
(b), (d) or (e) of Section 7.2 below, the nondefaulting party will not have adequate remedies at Law with respect to such breach and that, in such event, the nondefaulting party shall be entitled, without the necessity or obligation of posting a bond or other security, to commence a proceeding to obtain specific performance of the defaulting party's obligations under this Agreement.

      SECTION 7.2. Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

            (a) By mutual written consent of Shareholder and Buyer;

            (b) By Shareholder if (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty (30) days after written notice thereof from Shareholder; (ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from the Agents; or (iii) any condition to the Sellers' obligations hereunder becomes incapable of fulfillment through no fault of the Sellers and is not waived by Shareholder; provided that, on the date of termination, all conditions to Buyer's obligations specified in Section 5.3 shall have been satisfied (other than those specified in clauses (d), (e) and (k) thereof, subject in the case of clauses (d) and (e), to Buyer's receipt of written notice from the obligees of the Debt and the holders of the Liens referred to therein indicating their willingness to then consummate in accordance with the terms of such clauses the transactions contemplated thereby), and the Sellers shall then be otherwise ready, willing and able to proceed with the Closing hereunder;

            (c) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of the Company or the Sellers in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty
(30) days after written notice thereof from Buyer; (ii) the Company or any Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from Buyer; or (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer; provided that, on the date of termination, all conditions to the Sellers' obligations hereunder specified in Sections 5.2(a), (b) and (e) shall have been satisfied and Buyer shall then be otherwise ready, willing and able to proceed with the Closing hereunder;

            (d) By Shareholder or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining the Company, any Seller or Buyer from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

            (e) By either the Shareholder or Buyer if the Closing shall not have occurred on or prior to December 31, 2000; provided that (i) if so terminated by the Shareholder, the conditions specified in the proviso of Section 7.2(b) shall have been satisfied on the date of termination and the Sellers shall be then otherwise ready, willing and able to proceed with the Closing, or (ii) if so terminated by Buyer, the conditions specified in the proviso of Section 7.2(c) shall have been satisfied on the date of termination and Buyer shall be then otherwise ready, willing and able to proceed with the Closing.

      SECTION 7.3. Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of any material covenant and agreement imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder; and (iii) that the agreements contained in Sections 4.8, 4.9, and 4.11, Article VI and this Section 7.3 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.


                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.1. Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                  (vii) If to Buyer, one copy to:

                      Six Flags, Inc.
                      122 East 42nd Street, 49th Floor
                      New York, New York  10168
                      Telecopier:  (212) 949-6203
                      Attn:   Kieran E. Burke, Chairman and CEO and
                        James M. Coughlin, General Counsel

                  with a copy to:

                      Foster Pepper & Shefelman PLLC
                      1111 Third Avenue, #3400
                      Seattle, WA  98101-3299
                      Telecopier:   (206) 447-9700
                      Attn:  Gary E. Fluhrer

                  (viii) If to the Company or either Seller, one copy to:

                     EPI Realty Holdings, Inc.
                     36201 Enchanted Parkway S.
                     Federal Way, WA  98003
                     Telecopier:  (206) 661-8099
                     Attn:  Jeffrey W. Stock, President

                  with a copy to:

                     Lane Powell Spears Lubersky LLP
                     1420 5th Avenue, Suite 4100
                     Seattle, WA  98101
                     Telecopier:  (206) 223-7107
                     Attn:  Michael E. Morgan

            (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission); or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other parties may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

      SECTION 8.2. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents executed in connection with the consummation of the Contemplated Transactions contain the final and entire agreement among the parties with respect to the subject matter hereof and the Contemplated Transactions and supersede all prior agreements, written or oral, with respect thereto.

      SECTION 8.3. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by Stock and Buyer. The provisions hereof may be waived in writing by Stock and Buyer. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      SECTION 8.4. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington without regard to the conflict of laws provisions thereof.

      SECTION 8.5. Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by any party hereto without the express written consent of Buyer (in the case of assignment by the Company or any Seller) or the Shareholder (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect; provided, however, without obtaining such consent, Buyer may assign its rights hereunder (but not its obligations) to any of its Affiliates.

      SECTION 8.6. Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      SECTION 8.7. Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

      SECTION 8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      SECTION 8.9. Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

      SECTION 8.10. Further Assurances. At any time and from time to time after the Closing Date, upon the request of Buyer, the Sellers will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement. The Sellers and Buyer will each, respectively, bear their or its own costs and expenses incurred in compliance with the first sentence of this Section 8.10. In addition, at the cost of Buyer, the Sellers will, at any time and from time to time after the Closing Date, cooperate with Buyer in obtaining all financial information regarding the Company for periods prior to the Closing Date required to be filed or made publicly available by Buyer under federal securities laws.


                                   ARTICLE IX
                                   DEFINITIONS

      SECTION 9.1. Definitions. The following terms, as used herein, have the following meanings:

      "Acquisition Proposal" shall mean any proposal involving, directly or indirectly, (i) the acquisition of, or merger or other business combination involving the Company, (ii) the sale or other transfer of any capital stock (or other equity interests) of the Company, (iii) the sale, lease, transfer or management of the Business, (iv) the sale, lease or other transfer of any Assets (except in the ordinary course) and (v) any other transaction inconsistent with the Contemplated Transaction or which would render any of them impossible or impracticable to consummate.

      "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

      "Agreement" or "this Agreement" shall mean, and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

      "Assets" shall mean all properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or useful in the Business.

      "Average Closing Price" shall mean the numerical average of the closing sales price (regular way) per share of Six Flags Common Stock (or, in case no such reported sale takes place on any applicable day the average of the closing bid and asked prices) on the NYSE for each of the five consecutive Trading Days ending two Trading Days prior to the date of determination thereof.

      "Business" shall mean the ownership and operation of the Assets comprising the business operations of Enchanted Village (the "Park").

      "Business Day" shall mean any day other than a Saturday, Sunday or any day on which banks in the State of Washington are not required to conduct business.


      "Cash" shall mean cash and cash equivalents (including short term investment grade investments with initial maturities of less than thirty (30)
days) of the Company.

      "Condition of Business" shall mean the condition (financial or otherwise), prospects or the results of operations of the Park.

      "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

      The term "control," with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

      "Debt" of any person shall mean (i) money borrowed by such person from any other person; (ii) any indebtedness of such person arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of such person arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business); (iv) any indebtedness of any other person secured by a Lien on any asset of such person; (v) all obligations of such person under leases of personal property which are not required to be capitalized under GAAP; and (vi) any Liability of such person under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

      "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, Contracts or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants,

Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" shall mean generally accepted accounting principles in effect on the date hereof in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entities as may be approved by a significant segment of the accounting profession of the United States.

      "Hazardous Substances" shall mean any dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Regulatory Actions or Claims.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Inventory" shall mean, as of any date, collectively, all inventories of prize materials, food, beverages (alcoholic and nonalcoholic), merchandise, and other products owned by the Company and held for resale or for distribution, together with packaging and samples thereof, operating supplies and spare or maintenance parts owned by the Company as of such date.

      The term "knowledge" with respect to (a) any individual shall mean actual knowledge after due inquiry and (b) any corporation shall mean the actual knowledge of the directors and the executive officers of such corporation; and "knows" has a correlative meaning.

      "Lease" shall mean the Ground Lease by and between Shareholder, as lessor, and the Company, as lessee, dated January 1, 2000, as amended and restated at Closing as provided herein.

      "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

      "Lien" shall mean, with respect to any asset or Shares, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such asset or Shares, and in the case of Shares, shall also include any restriction on the right to vote, sell or otherwise dispose of such securities or any ownership interest therein.

      The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

      "Net Working Capital" shall mean an amount determined in accordance with GAAP except to the extent otherwise explicitly provided in this Agreement equal to (a) the sum of (i) Cash of the Company as of the close of business on December 31, 2000 (ii) prepaid expenses of the Company as of the close of business on such date (other than any such expenses relating to insurance or any such expenses not usable or useful in the operation of the Business after December 31, 2000) and (iii) the book value of the Receivables (after deduction of a reserve for doubtful account consistent with the reserve reflected in the most recent Interim Statement) as of the close of business on such date (other than any Receivables generated in respect of the 2001 or subsequent operating season of the Park) less (b) the sum of (i) all liabilities of the Company that would be required to be included on a balance sheet prepared in accordance with GAAP (other than Debt, Taxes, accrued vacation and the items set forth on Schedule 2.7 as being exceptions to GAAP) incurred in respect of the 2000 operating season of the Park (or any previous season) and outstanding as of the close of business on December 31, 2000 (whether classified as a liability, an accrual, a provision or a reserve), including without limitation, all payables, all utilities and similar charges, all bonuses, other compensation or benefits payable (ii) all Taxes for which the Sellers are liable under Section 4.10(b), which were not paid in cash by the Sellers or the Company on or before December 31, 2000 and which are ascertainable by the date on which the Net Working Capital Statement is delivered, determined in accordance with the relevant Tax Laws (rather than in accordance with GAAP) and (iii) the Prepaid Deposits as of the close of business on such date. Net Working Capital shall be calculated including the provisions in Sections 4.14.

      "Prepaid Deposits" shall mean all proceeds from the sale of season passes, any other pre-sold tickets and any sponsorship or promotional payments received, in each case, with respect to the 2001 season of the Park or any subsequent season thereof.

      "Receivables" shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of any Company arising in the ordinary course of the Business.

      "Regulatory Actions" shall mean any Claim, demand, action, suit, summons, citation, directive, investigation, litigation, inquiry, enforcement action, Lien, encumbrance, restriction, settlement, remediation, response, clean-up or closure arrangement or other remedial obligation or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, the listing of the Real Property on any list of contaminated or potentially contaminated sites or potential or verified Hazardous Waste sites under any Environmental Law, or any civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

      "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

      "Released Debt" shall mean all Debt of the Company and all Debt of any other person secured by any Lien on the Shares and/or the Assets (other than the Retired Debt).

      "Retained Tax Liabilities" shall mean any and all Liabilities for Taxes (other than income Tax Liabilities arising out of the Contemplated Transactions that are payable by Buyer) that are payable by any Seller or the Company pursuant to the terms of this Agreement or pursuant to Law arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date.

      "Retained Litigation Claims" shall mean any and all Claims against or affecting the Company, the Assets or the Business (other than Claims asserting the breach or default by the Company under any Contract listed on Schedule 2.13), whether asserted prior to or after the Closing Date, arising out of events, transactions, facts or circumstances occurring on or prior to the Closing Date.

      "Six Flags Common Stock" means the shares of Common Stock, par value $.025 per share, of Six Flags, Inc. as the same exist on the date hereof.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to or on real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to the Company, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, unitary or combined group with any other corporation at any time prior to the Closing Date; and (iii) any liability of the Company for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any transferee or similar liability or as a result of a contractual obligation to any other person.

      "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to or filed with any Tax Authority.

      "Trading Day" means any day on which the NYSE is open.

      "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the Contemplated Transactions.

      "Transfer Taxes" means all excise, sales, value added, use, registration, stamp, transfer and similar taxes (including without limitation, any real estate transfer taxes relating to the Real Property or any personal property transfer or sales Taxes relating to the Assets), incurred in connection with the transfer of the Shares to Buyer, or otherwise in connection with the Contemplated Transactions.


      SECTION 9.2. Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date set forth above.

                                    SIX FLAGS, INC.


                                    By:
                                       ---------------------------------------



                                    EPI REALTY HOLDINGS, INC.


                                    By:
                                       ---------------------------------------
                                       Name:   Jeffrey W. Stock
                                       Title:     President



                                    ENCHANTED PARKS, INC.


                                    By:
                                       ---------------------------------------
                                       Name:   Jeffrey W. Stock
                                       Title:     President






                                    By:
                                       ---------------------------------------
                                  JEFFREY STOCK